                                                                  Exhibit 20.1
                                                                  ------------

                                        [LOGO]

FOR IMMEDIATE RELEASE                            FOR INFORMATION CONTACT
October 13, 1997                         Michael D. Rumbolz, President &
                                              Chief Operating Officer or
                                  Geoffrey A. Sage, Corporate Controller
                                                          (702) 896-7568


                  ANCHOR GAMING REPORTS RECORD FIRST QUARTER RESULTS

LAS VEGAS, NEVADA - Anchor Gaming (NASDAQ-SLOT) today reported record revenues, net income and earnings per share for the first quarter ended September 30, 1997, as shown in the following table. The results reflect the twenty-first consecutive quarter in which revenue, net income and earnings per share increased over the prior year.

For the quarter ended September 30, 1997, net income increased 103% to $16,742,000, revenues increased 55% to $54,481,000 and earnings per share increased 105% to $1.23. For the first quarter of the previous year net income was $8,242,000, revenues were $35,176,000 and earnings per share was $.60.

The Company's cash balance at September 30, 1997 was approximately $70 million in addition to an unused bank line of credit of $10 million. As of September 30, 1997, the Company had repurchased 514,000 shares of stock at a cost of approximately $24 million under the Company's proviously announced repurchase program.

Anchor Gaming is a diversified gaming company that capitalizes on its experience as an operator and developer of gaming machines and casinos by developing gaming oriented businesses. Anchor Gaming currently develops and distributes unique proprietary games, operates two casinos in Colorado, and operates one of the largest gaming machine routes in Nevada.


                                       - More -

                                         ###

                 815 Pilot Road, Suite G, Las Vegas, Nevada 89119
                   Phone:  (702) 896-7568 - Fax:  (702) 896-6221

                                    ANCHOR GAMING

                                 SUMMARY OF EARNINGS
                                     (unaudited)

                                                      Three Months Ended
                                                      ------------------
                                                          September 30,
                                                          -------------

                                                                                 Percent
                                                     1997           1996         Increase
                                                     ----           ----         --------
Revenues                                         $  54,481,000  $  35,176,00       55%

Net Income                                       $  16,742,000  $   8,242,00      103%

Earnings Per Common and Common Equivalent Share         $ 1.23           $.6      105%

Weighted Average Common and Common Equivalent
  Shares Outstanding                                13,636,000     13,737,000


                                   - page 2 of 4 -

                                         ###

ANCHOR GAMING                                   QUARTERS ENDED SEPTEMBER 30,
                                              --------------------------------
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)        1997           1996
--------------------------------------------------------------------------------

Revenues:
  Proprietary games operations                   $  24,967,818  $   9,212,611
  Casino operations                                 20,046,846     17,586,357
  Route operations                                   9,015,530      8,016,151
  Other operations                                     451,044        360,713
                                                 -------------  -------------
    Total revenues                                  54,481,238     35,175,832
                                                 -------------  -------------

Costs and expenses:
  Proprietary games operations                       3,236,193      3,074,148
  Casino operations                                  8,108,391      6,939,265
  Route operations                                   5,388,044      4,780,086
  Other operations                                     420,543        396,399
  Selling, general and administrative                8,417,631      6,287,428
  Depreciation and amortization                      2,860,772      1,481,016
                                                 -------------  -------------
     Total costs and expenses                       28,431,574     22,958,342
                                                 -------------  -------------
Income from operations                              26,049,664     12,217,490
                                                 -------------  -------------

Other income (expense):
  Interest income                                      823,003      1,011,373
  Interest expense                                     (56,694)       (97,107)
  Other income                                         152,907         84,932
  Minority interest in earnings of
   consolidated subsidiary                            (182,055)      (103,696)
                                                 -------------  -------------
  Total other income (expense)                         737,161        895,502
                                                 -------------  -------------

Income before provision for income taxes            26,786,825     13,112,992
Income tax provision                               (10,045,059)    (4,871,396)
                                                 -------------  -------------
Net income                                       $  16,741,776  $   8,241,596
                                                 -------------  -------------
                                                 -------------  -------------

Weighted average common and common equivalent
  shares outstanding                                13,636,263     13,737,290
                                                 -------------  -------------
                                                 -------------  -------------

Earnings per common share and common
  equivalent share                               $        1.23  $        0.60
                                                 -------------  -------------
                                                 -------------  -------------


                                   - page 3 of 4 -

ANCHOR GAMING                                    SEPTEMBER 30,      JUNE 30,
CONSOLIDATED BALANCE SHEETS (UNAUDITED)               1997           1997
--------------------------------------------------------------------------------

                                        ASSETS

Current assets:
  Cash and cash equivalents                      $  69,958,080  $  66,427,369
  Accounts receivable                                7,084,987      6,358,052
  Inventory                                          2,091,145      3,196,918
  Prepaid expenses                                   1,615,955      1,835,913
  Other current assets                                 472,464        445,799
                                                 -------------  -------------
     Total current assets                           81,222,631     78,264,051
Property and equipment, net                         89,864,854     85,033,436
Long-term notes receivable, net                      1,606,280      1,543,159
Intangible assets, net                               2,075,479      2,128,306
Investments in unconsolidated affiliates            18,207,361      7,570,712
Other long-term assets                              14,698,319     14,336,705
                                                 -------------  -------------
     Total assets                                $ 207,674,924  $ 188,876,369
                                                 -------------  -------------
                                                 -------------  -------------

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liablilities:
  Accounts payable                                   4,619,381      2,663,156
  Accured salaries, wages and vacation pay           3,446,518      2,712,764
  Income tax payable                                 7,567,641      2,138,934
  Other current liabilites                           7,495,172      6,103,394
                                                 -------------  -------------
     Total current liabilities                      23,128,712     13,618,248
Long-term notes payable, related parties             2,800,000      2,800,000
Other long-term liabilities                            107,766        143,691
Minority interest in consolidated subsidiary         1,094,481        983,562
                                                 -------------  -------------
     Total liabilities and minority interest in
      consolidated subsidiary                       27,130,959     17,545,501
                                                 -------------  -------------
Stockholders' equity:
  Preferred stock, $.01 par value, 1,000,000
   shares authorized; 0 issued and outstanding
   at September 30, 1997 and June 30, 1997
  Common stock, $.01 par value, 50,000,000
   shares authorized; 13,662,850 issued and
   12,958,107 outstanding at September 30, 1997,
   13,579,575 issued and 13,052,807 outstanding
   at June 30, 1997                                    136,628        135,796
Additional paid-in capital                         110,144,609    107,267,684
Treasury stock at cost, 704,743 shares at
  September 30, 1997 and 526,768 shares at
  June 30, 1997                                    (26,975,754)   (16,569,329)
Retained earnings                                   97,238,482     80,496,717
                                                 -------------  -------------
  Total stockholders' equity                       180,543,965    171,330,868
                                                 -------------  -------------
  Total liabilities and stockholders' equity     $ 207,674,924  $ 188,876,369
                                                 -------------  -------------
                                                 -------------  -------------


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